UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2024

Monster Beverage Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-18761	47-1809393
(Commission File Number)	(IRS Employer Identification No.)

1 Monster Way

Corona, California 92879

(Address of principal executive offices and zip code)

(951) 739 - 6200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MNST	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On May 2, 2024, Monster Beverage Corporation (the “Company”) issued a press release relating to its financial results for the first quarter ended March 31, 2024, a copy of which is furnished as Exhibit 99.1 hereto. The press release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of the Company’s Quarterly Report on Form 10-Q.

On May 2, 2024, the Company will conduct a conference call at 2:00 p.m. Pacific Time. The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Item 8.01. Other Events.

On May 2, 2024, the Company disclosed the information set forth below.

Intention to Commence Tender Offer

The Company intends to commence a modified “Dutch Auction” tender offer for up to $3.0 billion in value of shares of its common stock, subject to market conditions, at a specified price range that is yet to be determined. The Company believes that the tender offer represents an efficient mechanism to permit shareholders the opportunity to obtain liquidity without the potential disruption that can result from market sales.

The Company expects to fund the tender offer with approximately $2.0 billion of cash on hand and approximately $1.0 billion in combined borrowings, consisting of a new revolving credit facility and a new delayed draw term loan facility, each expected to be consummated prior to the completion of the tender offer. The tender offer will be made outside of the Company’s previously authorized repurchase programs and will allow the Company to retain the ability to purchase additional shares through the previously authorized repurchase programs in the future.

The Company's Co-CEOs have indicated that they intend to participate in the offer for investment diversification and estate planning purposes. Mr. Sacks' participation, in particular, may provide him some flexibility to consider his own potential options, which may also help the Company continue succession planning for its next phase of leadership. In this regard, after consultation with the Company's Board of Directors (the “Board”), Mr. Sacks is considering reducing his day-to-day management responsibilities starting in 2025, while continuing to manage certain areas of the Company's business for which he has always been responsible. At that time, Mr. Sacks intends to remain Chairman of the Board, and Mr. Schlosberg would segue from Co-CEO to CEO.

Additional Information Regarding the Tender Offer

This communication is for informational purposes only, is not a recommendation to buy or sell the Company’s common stock and does not constitute an offer to buy or the solicitation of an offer to sell the Company’s common stock. The tender offer described in this communication has not yet commenced, and there can be no assurances that the Company will commence the tender offer on the terms described in this communication or at all. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company expects to distribute to its shareholders and file with the U.S. Securities Exchange Commission (the “Commission”) upon commencement of the tender offer. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. Once the tender offer is commenced, shareholders and investors will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that the Company expects to file with the Commission at the Commission’s website at www.sec.gov or by calling the Information Agent (to be identified at the time the offer is made) for the tender offer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release dated May 2, 2024.
Exhibit 104	The cover page from this Current Report on Form 8-K, formatted in iXBRL (Inline eXtensible Business Reporting Language).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monster Beverage Corporation

Date: May 2, 2024	/s/ Hilton H. Schlosberg
Hilton H. Schlosberg
Vice Chairman of the Board of Directors and Co-Chief Executive Officer